Exhibit 99.1

News Release
WINNEBAGO INDUSTRIES REPORTS SECOND QUARTER FISCAL 2025 RESULTS
-- Improves Sequential Profitability, Driven by Margin Growth in All Segments --
-- Completes $100 Million High Yield Debt Tender, Enhancing Capital Efficiency Through Strategic Debt Reduction --
-- Barletta's Share of U.S. Aluminum Pontoon Market Increases to 9.5%(1), up 140 Basis Points YoY --
-- Newmar Delivers its Fourth Straight Year of Increasing Market Share in Class A Diesel Segment(2) --

EDEN PRAIRIE, MINN, March 27, 2025 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the fiscal 2025 second quarter ended March 1, 2025.

Second Quarter Fiscal 2025 Financial Summary
•Net revenues of $620.2 million
•Gross profit of $83.1 million, representing 13.4% gross margin
•Net loss of $0.4 million, or $0.02 per diluted share; adjusted earnings per diluted share of $0.19
•Adjusted EBITDA of $22.8 million, representing 3.7% adjusted EBITDA margin

CEO Commentary
“Winnebago Industries continues to demonstrate solid performance in our strategic markets, leveraging product differentiation and sharper affordability options to maintain healthy market share in our core premium and mid-range RV segments,” said President and Chief Executive Officer Michael Happe. “We're expanding our RV brand portfolio with new products across diverse price points, while maintaining our commitment to profitability. This strategic approach allows us to capitalize on market opportunities and positions us for sustainable financial performance as the market recovers. Our most recent example of this is the introduction of Grand Design's Class C Lineage Series M, which has been enthusiastically received in the marketplace and highlights the demand for the brand’s innovative motorized RVs. With the latest launch of our new Lineage Class Super C motorhome, the Lineage brand is on a trajectory to achieve its $100 million-plus revenue target in fiscal 2025."
“In our Marine segment, Barletta continues to grow its share of the U.S. aluminum pontoon market and outperform the category.” Happe said. “For the 12-month period ended February 28, 2025, Barletta achieved a market share of 9.5%, an improvement of 140 basis points over the prior-year period and placing Barletta as the number three player in aluminum pontoons."
“Our strong financial position provides flexibility to invest in growth opportunities while maintaining disciplined fiscal management," Happe said. “During the second quarter, we completed a cash tender offer to repurchase $100 million of our 6.25% Senior Secured Notes due 2028, and we also repurchased $20 million of our stock. Reducing our higher-cost debt and returning value to shareholders, while continuing to focus on internal investments, underscores our commitment to executing a diverse capital allocation strategy and deliver resiliency through the cycle.”

Second Quarter Fiscal 2025 Results
Net revenues were $620.2 million, a decrease of 11.8% compared to $703.6 million in the second quarter of last year, driven by a reduction in average selling price per unit related to product mix, partially offset by targeted price increases. Volume growth in the Towable RV and Marine segments was offset by volume reductions in the Motorhome RV segment, as dealers continue their efforts to reduce field inventories in this segment in an effort to combat higher interest rates.
Gross profit was $83.1 million, a decrease of 21.1% compared to $105.3 million in the second quarter of last year. Gross profit margin decreased 160 basis points in the quarter to 13.4% as a result of deleverage associated with product mix, partially offset by operational efficiencies.
Selling, general and administrative expenses were $69.7 million, an increase of 8.6% compared to $64.2 million in the second quarter of last year, primarily due to the mix of incentive-based compensation plans relative to performance across our businesses, and investments to support Grand Design motorized growth and also growth in Barletta.
Operating income was $7.8 million, a decrease of 78.0% compared to $35.4 million in the second quarter of last year.
Net loss was $0.4 million, compared to net loss of $12.7 million in the second quarter of last year. Reported net loss per diluted share was $0.02, compared to reported net loss per share of $0.43 in the second quarter of last year. Results for the second quarter of fiscal 2024 include a charge of $32.7 million, or $1.12 per share, attributable to the loss on repurchase of a significant portion of the Company's 2025 convertible senior notes. Adjusted earnings per diluted share was $0.19(3), a decrease of 79.6% compared to adjusted earnings per diluted share of $0.93(3) in the second quarter of last year.
Consolidated Adjusted EBITDA was $22.8 million, a decrease of 54.2%, compared to $49.8 million in the second quarter of last year.

Second Quarter Fiscal 2025 Segments Summary
Towable RV

	Three Months Ended
($, in millions)	March 1, 2025	February 24, 2024	Change(1)
Net revenues	$288.2	$284.7	1.2%
Adjusted EBITDA	$17.0	$26.8	(36.5)%
Adjusted EBITDA Margin	5.9%	9.4%	(350)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues for the Towable RV segment modestly increased primarily due to unit volume, partially offset by a shift in product mix toward lower price-point models.
•Adjusted EBITDA margin decreased primarily due to product mix, higher warranty experience compared to prior year, and higher input costs.

Motorhome RV

	Three Months Ended
($, in millions)	March 1, 2025	February 24, 2024	Change(1)
Net revenues	$235.6	$338.4	(30.4)%
Adjusted EBITDA	$5.2	$26.0	(79.8)%
Adjusted EBITDA Margin	2.2%	7.7%	(540)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues for the Motorhome RV segment were down from the prior year, due to lower unit volume related to current market conditions, partially offset by favorable product mix.
•Adjusted EBITDA margin decreased compared to the prior year, primarily due to volume deleverage, partially offset by operational efficiencies and favorable warranty experience compared to prior year.

Marine

	Three Months Ended
($, in millions)	March 1, 2025	February 24, 2024	Change(1)
Net revenues	$81.7	$69.8	17.1%
Adjusted EBITDA	$7.7	$4.4	75.7%
Adjusted EBITDA Margin	9.4%	6.3%	310	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues for the Marine segment were up from the prior year, primarily due to unit volume, partially offset by a reduction in average selling price per unit related to product mix.
•Adjusted EBITDA increased compared to the prior year, primarily due to targeted price increases, leverage and operational efficiencies, partially offset by product mix and higher operating expenses, including incentive-based compensation.

Balance Sheet and Cash Flow
As of March 1, 2025, the Company had total outstanding debt of $598.7 million ($609.3 million of debt, net of debt issuance costs of $10.6 million) and working capital of $438.4 million. Cash flow used in operations was $27.2 million in the fiscal 2025 second quarter. During the second quarter of fiscal 2025, the Company successfully completed its previously announced cash tender offer to purchase $100 million of its 6.250% Senior Secured Notes due 2028.

Outlook
Based on its second quarter 2025 results, and its outlook for the balance of the year, the Company is updating its fiscal 2025 outlook for sales of $2.8 billion to $3.0 billion, and for reported earnings per diluted share of $2.10 to $3.10 and adjusted earnings per share of $2.75 to $3.75(4). The Company’s outlook takes into account prevailing trends in the RV and marine sectors, including competitive dynamics, shifts in consumer preferences, dealer ordering patterns, and key macroeconomic factors, including changes to trade practices and other policies, that may influence overall demand.

“Our full-year financial outlook for fiscal 2025 is updated to take into consideration the very dynamic environment and the macro economic and sector challenges that our industry has been presented. Among these are stubborn interest rates, inconsistent consumer sentiment, and dealers that continue to push inventory levels lower, particularly in the Motorhome RV and Marine segments”, Happe said. “As we have in the past, we will continue to take a prudent approach to pacing our production and output with dealer demand. While these near-term challenges exist, we remain confident in the long-term demand landscape and the strong interest in the outdoor lifestyle that our consumers demonstrate. Our long-term ambitions and investment theses reflect confidence in the RV and marine markets' underlying resilience as a growing number of consumers embrace the benefits of outdoor recreation. Our strong balance sheet and robust cash flows afford us the flexibility to continue investing in product innovation to drive organic growth while maintaining our commitment to direct shareholder returns through dividends and share repurchases.”

Happe continued, "While the impact of tariffs remains an active conversation with our vendors, including collaborative discussions on how best to mitigate their impact, we have included our current estimate of the net impact of tariffs in the range provided for our fiscal year 2025 outlook. This net impact includes anticipated pricing actions that may be required to offset the estimated inflationary pressures on our input costs."

Q2 FY 2025 Conference Call
Winnebago Industries, Inc. will discuss second quarter fiscal 2025 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call and view the accompanying presentation slides via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the business outlook and financial guidance for Fiscal 2025. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers and retail purchasers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; risk related to cyclicality and seasonality of our business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with our suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims and product recalls; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance ("ESG") matters, and our ability to meet our commitments; impairment of goodwill and trade names; risks related to our 2025 Convertible Notes, 2030 Convertible Notes, and

Senior Secured Notes, including our ability to satisfy our obligations under these notes; and changes in recommendations or a withdrawal of coverage by third party security analysts. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Ray Posadas
ir@winnebagoind.com

Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Footnotes to News Release

Footnotes:

(1)     Data reported by Statistical Surveys, Inc., representing trailing twelve-month U.S. aluminum pontoon market share through February 2025. This data is continuously updated and often impacted by delays in reporting by various states.
(2)    Data reported by Statistical Surveys, Inc., representing trailing twelve-month U.S. motorhome Class A diesel market share through January 2025. This data is continuously updated and often impacted by delays in reporting by various states.
(3)    Beginning in the fourth quarter of Fiscal 2024, the Company updated its definition of Adjusted EPS to no longer adjust for the impact of a call spread overlay that was put in place upon the issuance of convertible notes, and which economically offsets dilution risk. Prior period amounts have been revised to conform to current year presentation.
(4)    Fiscal 2025 adjusted EPS guidance excludes the pretax impact of intangible amortization of approximately $22 million.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	March 1, 2025		February 24, 2024
Net revenues	$620.2	100.0%	$703.6	100.0%
Cost of goods sold	537.1	86.6%	598.3	85.0%
Gross profit	83.1	13.4%	105.3	15.0%
Selling, general, and administrative expenses	69.7	11.2%	64.2	9.1%
Amortization	5.6	0.9%	5.7	0.8%
Total operating expenses	75.3	12.1%	69.9	9.9%
Operating income	7.8	1.3%	35.4	5.0%
Interest expense, net	6.8	1.1%	5.3	0.8%
Loss on note repurchase	2.0	0.3%	32.7	4.7%
Non-operating (income) loss	(0.6)	(0.1)%	3.0	0.4%
Loss before income taxes	(0.4)	(0.1)%	(5.6)	(0.8)%
Income tax provision	—	—%	7.1	1.0%
Net loss	$(0.4)	(0.1)%	$(12.7)	(1.8)%

Loss per common share:
Basic	$(0.02)		$(0.43)
Diluted	$(0.02)		$(0.43)
Weighted average common shares outstanding:
Basic	28.1		29.2
Diluted	28.1		29.2

	Six Months Ended
(in millions, except percent and per share data)	March 1, 2025		February 24, 2024
Net revenues	$1,245.8	100.0%	$1,466.6	100.0%
Cost of goods sold	1,085.9	87.2%	1,245.5	84.9%
Gross profit	159.9	12.8%	221.1	15.1%
Selling, general, and administrative expenses	141.8	11.4%	135.3	9.2%
Amortization	11.2	0.9%	11.3	0.8%
Total operating expenses	153.0	12.3%	146.6	10.0%
Operating income	6.9	0.6%	74.5	5.1%
Interest expense, net	12.6	1.0%	9.4	0.6%
Loss on note repurchase	2.0	0.2%	32.7	2.2%
Non-operating (income) loss	(0.6)	—%	3.6	0.2%
(Loss) income before income taxes	(7.1)	(0.6)%	28.8	2.0%
Income tax (benefit) provision	(1.5)	(0.1)%	15.7	1.1%
Net (loss) income	$(5.6)	(0.5)%	$13.1	0.9%

(Loss) earnings per common share:
Basic	$(0.20)		$0.45
Diluted	$(0.20)		$0.44
Weighted average common shares outstanding:
Basic	28.4		29.4
Diluted	28.4		29.7
Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	March 1, 2025	August 31, 2024
Assets
Current assets
Cash and cash equivalents	$115.5	$330.9
Receivables, net	201.6	183.5
Inventories, net	460.2	438.7
Prepaid expenses and other current assets	34.9	35.6
Total current assets	812.2	988.7
Property, plant, and equipment, net	337.2	338.9
Goodwill	484.2	484.2
Other intangible assets, net	467.9	479.0
Investment in life insurance	29.4	29.6
Operating lease assets	44.7	46.6
Other long-term assets	18.4	17.2
Total assets	$2,194.0	$2,384.2

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$144.5	$144.7
Current maturities of long-term debt, net	59.3	59.1
Accrued expenses	170.0	200.9
Total current liabilities	373.8	404.7
Long-term debt, net	539.4	637.1
Deferred income tax liabilities, net	2.7	3.0
Unrecognized tax benefits	5.6	5.4
Long-term operating lease liabilities	42.8	45.6
Other long-term liabilities	13.4	15.1
Total liabilities	977.7	1,110.9
Shareholders' equity	1,216.3	1,273.3
Total liabilities and shareholders' equity	$2,194.0	$2,384.2

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Six Months Ended
(in millions)	March 1, 2025	February 24, 2024
Operating activities
Net (loss) income	$(5.6)	$13.1
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation	19.1	16.6
Amortization	11.2	11.3
Amortization of debt issuance costs	1.6	1.6
Last in, first-out expense	(0.4)	0.1
Stock-based compensation	10.8	8.1
Deferred income taxes	(0.3)	1.9
Loss on note repurchase	2.0	32.7
Contingent consideration fair value adjustment	—	1.1
Other, net	(0.7)	3.0
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	(18.1)	(55.9)
Inventories, net	(21.0)	4.3
Prepaid expenses and other assets	5.1	1.3
Accounts payable	(1.3)	(8.6)
Income taxes and unrecognized tax benefits	(1.7)	3.5
Accrued expenses and other liabilities	(27.9)	(30.3)
Net cash (used in) provided by operating activities	(27.2)	3.8

Investing activities
Purchases of property, plant, and equipment	(18.4)	(22.8)
Other, net	3.2	(2.7)
Net cash used in investing activities	(15.2)	(25.5)

Financing activities
Borrowings on long-term debt	—	1,805.7
Repayments on long-term debt	(100.5)	(1,749.5)
Payments for convertible note bond hedge	—	(68.7)
Proceeds from issuance of convertible note warrant	—	31.3
Proceeds from partial unwind of convertible note bond hedge	—	55.8
Payments for partial unwind of convertible note warrant	—	(25.3)
Payments of cash dividends	(19.8)	(18.7)
Payments for repurchases of common stock	(53.6)	(44.2)
Payments of debt issuance costs	—	(9.7)
Other, net	0.9	0.8
Net cash used in financing activities	(173.0)	(22.5)

Net decrease in cash and cash equivalents	(215.4)	(44.2)
Cash and cash equivalents at beginning of period	330.9	309.9
Cash and cash equivalents at end of period	$115.5	$265.7

Supplemental Disclosures
Income taxes paid, net	$1.6	$10.8
Interest paid	16.6	13.2

Non-cash investing and financing activities
Capital expenditures in accounts payable	$5.1	$2.7
Accrued debt issuance costs	—	0.5
Increase in lease assets in exchange for lease liabilities:
Operating leases	2.3	—
Finance leases	0.2	0.7

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	March 1, 2025	% of Revenues(1)	February 24, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$288.2		$284.7		$3.5	1.2%
Adjusted EBITDA	17.0	5.9%	26.8	9.4%	(9.8)	(36.5)%

	Three Months Ended
Unit deliveries	March 1, 2025	Product Mix(2)	February 24, 2024	Product Mix(2)	Unit Change	% Change
Travel trailer	4,828	66.8%	4,486	66.5%	342	7.6%
Fifth wheel	2,397	33.2%	2,261	33.5%	136	6.0%
Total Towable RV	7,225	100.0%	6,747	100.0%	478	7.1%

	Six Months Ended
	March 1, 2025	% of Revenues(1)	February 24, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$542.2		$615.5		$(73.2)	(11.9)%
Adjusted EBITDA	30.6	5.6%	59.9	9.7%	(29.3)	(49.0)%

	Six Months Ended
Unit deliveries	March 1, 2025	Product Mix(2)	February 24, 2024	Product Mix(2)	Unit Change	% Change
Travel trailer	9,465	68.4%	9,867	67.6%	(402)	(4.1)%
Fifth wheel	4,376	31.6%	4,726	32.4%	(350)	(7.4)%
Total Towable RV	13,841	100.0%	14,593	100.0%	(752)	(5.2)%

Dealer Inventory	March 1, 2025		February 24, 2024		Unit Change	% Change
Units	17,406		18,106		(700)	(3.9)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	March 1, 2025	% of Revenues(1)	February 24, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$235.6		$338.4		$(102.7)	(30.4)%
Adjusted EBITDA	5.2	2.2%	26.0	7.7%	(20.7)	(79.8)%

	Three Months Ended
Unit deliveries	March 1, 2025	Product Mix(2)	February 24, 2024	Product Mix(2)	Unit Change	% Change
Class A	278	24.3%	371	20.5%	(93)	(25.1)%
Class B	283	24.7%	648	35.8%	(365)	(56.3)%
Class C	583	51.0%	792	43.7%	(209)	(26.4)%
Total Motorhome RV	1,144	100.0%	1,811	100.0%	(667)	(36.8)%

	Six Months Ended
	March 1, 2025	% of Revenues(1)	February 24, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$507.3		$672.8		$(165.4)	(24.6)%
Adjusted EBITDA	7.9	1.6%	47.3	7.0%	(39.4)	(83.2)%

	Six Months Ended
Unit deliveries	March 1, 2025	Product Mix(2)	February 24, 2024	Product Mix(2)	Unit Change	% Change
Class A	520	20.3%	852	24.1%	(332)	(39.0)%
Class B	752	29.3%	1,339	37.9%	(587)	(43.8)%
Class C	1,294	50.4%	1,341	38.0%	(47)	(3.5)%
Total Motorhome RV	2,566	100.0%	3,532	100.0%	(966)	(27.3)%

Dealer Inventory	March 1, 2025		February 24, 2024		Unit Change	% Change
Units	3,784		4,844		(1,060)	(21.9)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	March 1, 2025	% of Revenues(1)	February 24, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$81.7		$69.8		$11.9	17.1%
Adjusted EBITDA	7.7	9.4%	4.4	6.3%	3.3	75.7%

	Three Months Ended
Unit deliveries	March 1, 2025		February 24, 2024		Unit Change	% Change
Boats	1,046		862		184	21.3%

	Six Months Ended
	March 1, 2025	% of Revenues(1)	February 24, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$172.2		$157.1		$15.1	9.6%
Adjusted EBITDA	16.1	9.3%	11.6	7.4%	4.5	38.9%

	Six Months Ended
Unit deliveries	March 1, 2025		February 24, 2024		Unit Change	% Change
Boats	2,217		1,980		237	12.0%

Dealer Inventory(2)	March 1, 2025		February 24, 2024		Unit Change	% Change
Units	3,610		4,095		(485)	(11.8)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted (loss) earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Six Months Ended
	March 1, 2025	February 24, 2024	March 1, 2025	February 24, 2024
Diluted (loss) earnings per share	$(0.02)	$(0.43)	$(0.20)	$0.44
Acquisition-related costs(1)	—	0.01	—	0.05
Amortization(1)	0.20	0.19	0.40	0.38
Change in fair value of note receivable(1)	—	0.10	—	0.10
Contingent consideration fair value adjustment(1)	—	0.01	—	0.04
Loss on note repurchase(2,3)	0.07	1.12	0.07	1.10
Tax impact of adjustments(3,4)	(0.06)	(0.07)	(0.11)	(0.13)
Adjusted diluted earnings per share(5,6)	$0.19	$0.93	$0.16	$1.98
(1)    Represents a pre-tax adjustment.
(2)    Represents the loss incurred on the partial repurchase of our Senior Secure Notes in the second quarter of Fiscal 2025 and partial repurchase of our 2025 Convertible Notes in the second quarter of Fiscal 2024.
(3)    The loss on note repurchase in the second quarter of Fiscal 2025 was tax-deductible, while the loss in the second quarter of Fiscal 2024 did not qualify for a tax deduction.
(4)    Income tax impact calculated using the statutory tax rate for the U.S. of 23.0% for Fiscal 2025 and Fiscal 2024.
(5)    Beginning in the fourth quarter of Fiscal 2024, the Company updated its definition of Adjusted EPS to no longer adjust for the impact of a call spread overlay that was put in place upon the issuance of convertible notes, and which economically offsets dilution risk. Prior period amounts have been revised to conform to current year presentation.
(6)    Per share numbers may not foot due to rounding.

The following table reconciles net (loss) income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Six Months Ended
(in millions)	March 1, 2025	February 24, 2024	March 1, 2025	February 24, 2024
Net (loss) income	$(0.4)	$(12.7)	$(5.6)	$13.1
Interest expense, net	6.8	5.3	12.6	9.4
Income tax provision (benefit)	—	7.1	(1.5)	15.7
Depreciation	9.4	8.5	19.1	16.6
Amortization	5.6	5.7	11.2	11.3
EBITDA	21.4	13.9	35.8	66.1
Acquisition-related costs	—	0.2	—	1.5
Change in fair value of note receivable	—	3.0	—	3.0
Contingent consideration fair value adjustment	—	0.3	—	1.1
Loss on note repurchase	2.0	32.7	2.0	32.7
Non-operating income	(0.6)	(0.3)	(0.6)	(0.5)
Adjusted EBITDA	$22.8	$49.8	$37.2	$103.9

Non-GAAP performance measures of Adjusted diluted (loss) earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted (loss) earnings per share is defined as diluted (loss) earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net (loss) income before interest expense, provision for income taxes, and depreciation and amortization expense.

Adjusted EBITDA is defined as net (loss) income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted (loss) earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-backed revolving credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.